UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

HEMOBIOTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HemoBioTech, Inc.
5001 Spring Valley Road, Suite 1040 - West
Dallas, Texas 75244
(972) 455-8950

May 1, 2007

Dear Stockholder:

I would like to extend a personal invitation for you to join us at our Annual Meeting of Stockholders on Thursday, June 7, 2007, at 9:00 a.m., Central Standard Time, at The Westin Galleria Dallas, Collin Room, 13340 Dallas Parkway, Dallas, TX 75240.

At this year’s meeting, in addition to the election of six directors, you will be asked to ratify the appointment of Eisner LLP as the Company’s independent registered public accounting firm for 2007.

I urge you to vote, as the Board of Directors has recommended, for each of the director nominees and that you ratify the appointment of Eisner LLP as the Company’s independent registered public accounting firm for 2007.

Attached you will find a notice of meeting and proxy statement that contains further information about these items as well as specific details of the meeting.

Your vote is important. Whether or not you expect to attend the meeting, I encourage you to vote. Please sign and return your proxy card. This will assure that your shares will be represented and voted at the meeting, even if you cannot attend.

Sincerely,

/s/ Arthur P. Bollon
Arthur P. Bollon, Ph.D.
Chairman of the Board, President and
Chief Executive Officer

HemoBioTech, Inc.
5001 Spring Valley Road, Suite 1040 - West
Dallas, Texas 75244
(972) 455-8950

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

You are invited to attend the 2007 HemoBioTech, Inc. Annual Meeting of Stockholders:

When	9:00 a.m., Central Standard Time, on Thursday, June 7, 2007.
Where	The Westin Galleria Dallas, Collin Room, 13340 Dallas Parkway, Dallas, TX 75240.
Items of Business	1. To elect six directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified (Proposal 1);
2. To ratify the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 (Proposal 2); and
3. To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof.
Record Date	You are entitled to vote if you are a stockholder of record at the close of business on April 23, 2007.
Annual Report	Our 2006 Annual Report to Stockholders, which is not a part of the proxy soliciting material, is enclosed.
Voting by Proxy
The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. Please see the attached proxy statement and enclosed proxy card for information about mailing back the proxy card (no extra postage is needed for the enclosed envelope if mailed in the U.S.). If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided. You may receive more than one set of proxy materials and proxy cards. Please promptly complete, sign and return each proxy card you receive in order to ensure that all of your shares are represented and voted.

Attendance at Meeting	If you plan to attend, please be sure to mark the box provided on the proxy card.
Recommendations	The Board of Directors recommends that you vote “FOR” each nominee for director and “FOR” Proposal 2.

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Your vote is important. Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present.

Thank you for your attention to this important matter.

By Order of the Board of Directors,

/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary
Dallas, Texas

May 1, 2007

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HemoBioTech, Inc.
5001 Spring Valley Road, Suite 1040 - West
Dallas, Texas 75244
(972) 455-8950

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy is solicited by the Board of Directors of HemoBioTech, Inc. for use at the 2007 Annual Meeting of Stockholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the 2007 Annual Meeting of Stockholders by the proxies named on the enclosed proxy card. In connection with the solicitation of proxies by the Board of Directors, we are mailing this proxy statement, the enclosed proxy card, and our 2006 Annual Report to all stockholders entitled to vote at the meeting beginning on or about May 1, 2007.

In this proxy statement, terms such as “we,” “us” and “our” refer to HemoBioTech, Inc., which may also be referred to from time to time as “HemoBioTech” or the “Company.”

Information About The Meeting

When is the Annual Meeting?

The Annual Meeting will be held at 9:00 a.m., Central Standard Time, on Thursday, June 7, 2007.

Where will the Annual Meeting be held?

The Annual Meeting will be held at The Westin Galleria Dallas, Collin Room, 13340 Dallas Parkway, Dallas, TX 75240.

What items will be voted on at the Annual Meeting?

There are two matters scheduled for a vote:

1.	To elect six directors to serve until the 2008 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

2.	To ratify the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

As of the date of this proxy statement, we are not aware of any other matters that will be presented for consideration at the Annual Meeting.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:

“FOR” the election of each of the six nominees named herein to serve on the Board of Directors; and

“FOR” the ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Will the Company’s directors be in attendance at the Annual Meeting?

The Company encourages, but does not require, its directors to attend annual meetings of stockholders. However, the Company anticipates that all of its directors will attend the Annual Meeting.

Information About The Voting

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 23, 2007, are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of the close of business on April 23, 2007, the Company had 18,436,887 shares of common stock outstanding.

Stockholders of Record: Shares Registered in Your Name. If on April 23, 2007 your shares were registered directly in your name with HemoBioTech’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If on April 23, 2007 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “FOR” all the nominees to the Board of Directors or you may withhold your vote for all nominees or for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from HemoBioTech. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 23, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of all six nominees for director and “FOR” the ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares as recommended by the Board of Directors or, if no recommendation is given, will vote your shares using his best judgment.

Can I change my vote after I return my proxy card?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

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You may send a written notice that you are revoking your proxy to HemoBioTech, Inc. at 5001 Spring Valley Road, 1040 - West, Dallas, Texas 75244, Attention: Mark J. Rosenblum, Chief Financial Officer and Secretary; or

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You may attend the Annual Meeting and notify the election officials at the meeting that you wish to revoke your proxy and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and withheld votes, and, with respect to proposals other than the election of directors, “AGAINST” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal (other than for the election of directors) and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. Please note that brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, but may vote their clients’ shares on other proposals. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

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For the election of directors, the six nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” or votes withheld with respect to any or all of the nominees will affect the outcome.

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To be approved, Proposal No. 2, the ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On April 23, 2007, the record date, there were 18,436,887 shares outstanding and entitled to vote. Thus, 9,218,445 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the Chairman of the meeting or a majority of the votes present in person or represented by proxy at the Annual Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be published in the Company’s quarterly report on Form 10-QSB for the quarter ending June 30, 2007.

Additional Information

How and when may I submit a stockholder proposal for the Company’s 2008 Annual Meeting?

Our annual meeting of stockholders generally is held in May or June of each year. We will consider for inclusion in our proxy materials for the 2008 Annual Meeting of Stockholders, stockholder proposals that are received at our executive offices no later than December 1, 2007, and that comply with all applicable requirements of Rule l4a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals must be sent to our Chief Financial Officer at HemoBioTech, Inc., 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244.

How can I obtain the Company’s Annual Report on Form 10-KSB?

A stockholders’ letter and a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, which together constitutes our 2006 Annual Report to Stockholders, is being mailed along with this proxy statement. Our 2006 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

We will also mail without charge, upon written request, a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, as well as a copy of any exhibit specifically requested. Requests should be sent to: Chief Financial Officer, HemoBioTech, Inc., 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244. A copy of our Annual Report on Form 10-KSB has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov).

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

How many copies should I receive if I share an address with another stockholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you are a stockholder of record. You can notify us by sending a written request to HemoBioTech, Inc., c/o Mark J. Rosenblum, Chief Financial Officer and Secretary, 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244, or by calling (972) 455-8950. In addition, HemoBioTech will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, these proxy materials or your ownership of our common stock, please contact Mark J. Rosenblum, Chief Financial Officer and Secretary, HemoBioTech, Inc., 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244, Telephone: (972) 455-8950 or by Fax: (972) 455-8951.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The number of directors constituting HemoBioTech’s Board of Directors is fixed from time to time by resolution of the Board of Directors or by our stockholders at an annual meeting of stockholders. The number of directors comprising our full Board of Directors is currently fixed at six. The term of all six of HemoBioTech’s incumbent directors expires at the Annual Meeting and each of our incumbent directors are standing for re-election at the Annual Meeting. Each of our incumbent directors was recommended for election to our Board of Directors by our Nominating and Corporate Governance Committee and are recommended for re-election by the Board of Directors. If elected at the Annual Meeting, such nominees will serve as directors of HemoBioTech until the 2008 Annual Meeting of Stockholders and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. If there any vacancy exists on the Board of Directors, only persons elected by a majority of the remaining directors may fill vacancies on the Board. A director elected by the Board to fill a vacancy on the Board shall serve until the next annual meeting of stockholders and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the director nominees set forth below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Each of the nominees named below have agreed to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Director Nominees

Name of Director/Nominee	Age	Director Since	Board Committees

Arthur P. Bollon, PhD	64	April 2003	--

Ghassan Nino, CPA, CMA	39	October 2003	--

Robert Baron	67	November 2004	Audit Committee, Compensation Committee (Chair), Nominating and Corporate Governance Committee (Chair)

Robert Comer, CPA, MBA	74	April 2005	Audit Committee (Chair), Nominating and Corporate Governance Committee

Walter Haeussler, JD	70	March 2004	Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee

Lt. General Bernhard Mittemeyer, M.D. (U.S. Army, retired)	76	December 2004	Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee

The following is a brief biography of each nominee standing for election to the Board of Directors at the Annual Meeting.

Arthur P. Bollon has served on a full-time basis as our Chairman of the Board, President and Chief Executive Officer since April 8, 2003. Dr. Bollon has over 25 years experience in biotechnology as an executive, scientist and entrepreneur. He serves on the Advisory Board of the Institute of Biological Sciences and Technology at the University of Texas at Dallas and in 2003 he co-founded Biogress, LLC, a biotechnology service company. Between 1991-2002, Dr. Bollon was Chairman, President & Chief Executive Officer of Cytoclonal Pharmaceutics, a publicly traded biotechnology company which he co-founded in 1991. Cytoclonal Pharmaceutics completed an initial public offering in 1995. In 1987, Dr. Bollon was a founder of Wadley Biosciences Inc./Lymphokine Partners, a partnership between Wadley Cancer Center and Philips Petroleum. Between 1987 and 1990, Dr. Bollon was Chairman and CEO of the Wadley Biosciences Inc. Between 1979 and 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center. Between 1972 and 1979, Dr. Bollon served as an Assistant Professor at the University of Texas Health Science Center in Dallas. He has also served as Adjunct Professor at the University of Texas at Dallas. He received his Ph.D. in Molecular Genetics from Rutgers University and was a Post Doctorate Fellow at Yale University.

Ghassan Nino has served as our Vice Chairman of the Board since October 6, 2003. Mr. Nino founded our predecessor-in-interest, HemoBioTech, Inc., a Texas corporation, in December 2001. Between October 6, 2003 and July 15, 2004, Mr. Nino served as our Vice Chairman and Acting Chief Financial Officer. Mr. Nino resigned as our employee and officer, effective as of July 15, 2004, and continues to serve as our non-executive Vice Chairman of the Board. In April 2003, Mr. Nino co-founded Biogress LLC, a biotech service company, and has served as its managing director since that time. In April 2002, Mr. Nino founded Pave Systems Inc., a technology software company, and has served as its managing director since that time. In August 1998, Mr. Nino founded Ascend Mobility, Inc., a business and technology advisory company, and served as a director of Ascend until March 2004. Mr. Nino expects to continue devoting time to these and other ventures during his tenure with us. Between 1997 and 1998, Mr. Nino was a Practice Development Director at Deloitte Touche Tohmatsu. Mr. Nino received his M.B.A. degree from California State, Fullerton.

Robert Baron has served on the board of directors of the company since November 2004. Previously, Mr. Baron served as the President of Cash City, Inc. from 1999 to 2003. Cash City is a payday advance and check cashing business. From 1997 to 1999 Mr. Baron was the President of East Coast Operations for CSS/TSC, Inc., a distributor of blank t-shirts and fleece and accessories and a subsidiary of Tultex, Inc., a publicly held company. From 1986 to 1997, Mr. Baron was the chairman of T shirt City, Inc., a privately held company. Mr. Baron is also a director of eXegenics, Inc., a publicly traded biotechnology company, Andover Medical, Inc., a medical equipment distributor, and NanoSensors, Inc., a public company.

Robert Comer has served as a director since April 6, 2005. Mr. Comer currently serves as Chairman of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. From 1994 to the present, Mr. Comer has been involved in contract consulting and served as our Acting Chief Financial Officer between November 18, 2004 and April 1, 2005. From 1991 to 1994, he served as Chief Financial Officer of Banc One Management and Consulting Corporation. From 1987 to 1991, Mr. Comer was Managing Partner of Robert W. Comer & Associates. From 1985 to 1987, Mr. Comer was a Director of Financial Management Services of InterFirst Corporation. From 1969 to 1981, Mr. Comer was an audit partner with Arthur Andersen & Co. Mr. Comer received his B.S. and M.B.A. degrees from Indiana University.

Walter Haeussler, now retired from the private practice of law, has served as a member of our Board of Directors since March 2004 and currently serves on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Between August 1998 and August 2002, Mr. Haeussler served as the Director of Technology Transfer at Texas Tech University. Between August 2002 and March 2004, he served as General Counsel to Advisys Inc., an animal biotech company. Between July 1993 and August 1998, Mr. Haeussler served as the President of the Cornell Research Foundation at Cornell University. Between 1972 and 1983, Mr. Haeussler was the Managing Partner of Jones Tallar & Cooper, an intellectual property law firm. Mr. Haeussler serves as a member of the Board of Directors of Thoriun Power, Inc., an alternate energy source company. Mr. Haeussler received his J.D. degree from Duquesne University.

Lt. General Bernhard Mittemeyer, M.D. (U.S. Army, retired) has served as a member of our Board of Directors since December 10, 2004, and currently serves on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Mittemeyer served as our Advisory Board Chairman from November 5, 2003 to December 9, 2004. Dr. Mittemeyer is currently the interim president of the Texas Tech University Health Sciences Center after recently serving as the interim dean of the School of Medicine at Texas Tech University Health Sciences Center. During his tenure at Texas Tech University Health Sciences Center, beginning in 1986, Dr. Mittemeyer has served in roles of increasing responsibility including head of the Department of Surgery/Urology and Executive Vice President and Provost. Between October 1981 and February 1985, Dr. Mittemeyer was The Surgeon General of the Department of the Army at the Pentagon, Washington, D.C. Between June 1980 and September 1981, he was Chief Executive Officer Commander of Walter Reed Army Medical Center. Between 1976 and 1977, Dr. Mittemeyer was the Chief of the Surgery Department at the Walter Reed Army Medical Center in Washington, D.C. Between 1974 and 1976, he served as the Chief of Urological Surgery Service and Urological Residency Training Program at the Walter Reed Army Medical Center. He previously served as the Assistant Chief of Urological Surgery Service and Urological Residency Training Program at the Walter Reed Army Medical Center. Dr. Mittemeyer has been a visiting professor at numerous medical schools throughout the United States. His military distinctions include the Meritorious Service Medal, the Distinguished Service Medal, and the Distinguished Flying Cross. He serves as a member of numerous committees and advisory Boards, including the Prostate Cancer Prevention Committee of the American Cancer Society and the Vietnam Center Advisory Board. Dr. Mittemeyer received his M.D. degree from Temple University.

There are no family relationships among our directors or executive officers. No director has been a general partner or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director has been found by a court to have violated a federal or state securities or commodities law.

Under the terms of the Company’s Sponsored Research Agreement, dated July 18, 2002, with Texas Tech University Health Sciences Center, pursuant to which Texas Tech agreed to assist the Company in continuing to develop the Company’s HemoTech product as a potential viable human blood substitute, Texas Tech has the right to designate to our Nominating and Corporate and Governance Committee one person for consideration by the committee for nomination as a director of our Board. Dr. Mittemeyer is Texas Tech’s Board designee. Texas Tech’s right to designate a Board nominee candidate terminated on October 13, 2006.

Under the terms of our October 2004 private placement, Meyers Associates, L.P. has the right to designate to our Nominating and Corporate and Governance Committee one person for consideration by the committee for nomination as a director of our Board or alternatively, at its option, to designate one person to attend all meetings of the Board. Robert Baron is Meyers Associates’, L.P. Board designee. Meyers Associates’, L.P. right to designate a Board nominee candidate will terminate when Meyers Associates, L.P. no longer owns at least 10% of our outstanding capital stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES FOR DIRECTOR.

ADDITIONAL INFORMATION
ABOUT THE BOARD OF DIRECTORS

Board and Committee Meetings; Attendance

The Company encourages, but does not require its directors to attend annual meetings of stockholders. For 2006, the average aggregate Board meeting (including telephonic meetings) attendance for our six directors was 75%, with three directors attending at least 75% of all meetings of the Board and any committees on which he served, and three directors had aggregate attendance less than 75% of all meetings. Dr. Bernhard Mittemeyer, Ghassan Nino, and Walter Hauessler attended 73%, 55% and 33%, respectively, of the aggregate of all meetings of the Board and any committees on which they served during 2006. In 2006, the Board of Directors held 6 meetings (including telephonic meetings); the Audit Committee held 4 meetings (including telephonic meetings) and the Compensation Committee held 1 meeting (telephonic). Our Nominating and Corporate Governance Committee did not meet during 2006.

Board Committees

The Company has a standing Audit Committee, which was formed in April, 2005, a standing Compensation Committee, which was formed in April, 2005, and a standing Nominating and Corporate Governance Committee, which was formed in May 2006.

Effective May 3, 2006, the Audit Committee consists of Bernhard Mittemeyer, Robert Comer (Chairman), Robert Baron and Walter Haeussler. The Audit Committee has adopted a formal written charter, which is available on the Company’s website at www.hemobiotech.com. Each of Messrs. Comer, Mittemeyer and Haeussler is “independent” under Rule 10A-3(b)(1)(ii) under the Exchange Act, and Messrs. Mittemeyer and Haeussler are “independent” under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (“NASD”). In addition, the Board of Directors has determined that Mr. Comer qualifies as an “audit committee financial expert” within the meaning of the SEC rules.

Effective May 3, 2006, the Compensation Committee consists of Bernhard Mittemeyer, Robert Baron (Chairman) and Walter Haeussler. The Compensation Committee has adopted a formal written charter, a copy of which is available on the Company’s website at www.hemobiotech.com. Each of Messrs. Mittemeyer and Haeussler is independent under Rule 4200(a)(15) of the NASD.

Effective May 3, 2006, the Nominating and Corporate Governance Committee was formed and consists of Bernhard Mittemeyer, Robert Baron (Chairman), Robert Comer and Walter Haeussler. The Nominating and Corporate Governance Committee has adopted a formal written charter, a copy of which is available on the Company’s website at www.hemobiotech.com. Each of Messrs. Mittemeyer and Haeussler is independent under Rule 4200(a)(15) of the NASD.

The membership of and information about each of our Board committees is shown below.

Committee/Current Members

Audit Committee
Mr. Comer (Chairman)
Dr. Mittemeyer
Mr. Haeussler
Mr. Baron

Committee Functions

•	Oversees financial and operational matters involving accounting, corporate finance, internal and independent auditing, internal control over financial reporting, compliance, and business ethics.

•	Oversees other financial audit and compliance functions as assigned by the Board.

•	Reviews areas of potential significant financial risk to the Company.

•	Has the sole authority to select, evaluate, replace and oversee the Company’s independent registered public accounting firm.

•	Has the sole authority to approve non audit services to be performed by the independent registered public accounting firm.

•	Monitors the independence and performance of the independent registered public accounting firm.

•	Provides an avenue of communications among the independent registered public accounting firm, management and the Board of Directors.

•	Determines whether “related party transactions” are permissible.

Compensation Committee
Mr. Baron (Chairman)
Dr. Mittemeyer
Mr. Haeussler

Committee Functions

•	Reviews the performance of Company officers and establishes overall executive compensation policies and programs.

•
Reviews and approves compensation elements such as base salary, bonus awards, stock option grants and other forms of long-term incentives for Company officers (no member of the committee may be a member of management or eligible for compensation other than as a director).

•	Reviews succession plans for Company officers.

•	Reviews Board compensation and stock ownership matters.

Nominating and Corporate Governance Committee
Mr. Baron (Chairman)
Dr. Mittemeyer
Mr. Comer
Mr. Haeussler

Committee Functions

•	Develops criteria to determine the qualifications and appropriate tenure of directors.

•	Reviews such qualifications and makes recommendations to the Board regarding the nomination of current directors for re-election to the Board as well as new nominees to fill vacancies on the Board.

•	Considers stockholder recommendations for Board nominees, as described below.

•	Recommends to the Board the chairmanship and membership of each Board committee.

•	Considers applicable social and ethical issues and other matters of significance in areas related to corporate public affairs.

Nominating and Corporate Governance Committee Matters

The Nominating and Corporate Governance Committee expects, as minimum qualifications, that nominees to the Board (including incumbent directors) will enhance the Board’s management, finance and/or scientific expertise, will not have a conflict of interest and will have a high ethical standard and, with respect to new members of the Board, a willingness to serve at least an initial three year term for the committee to recommend them to the Board of Directors. A director nominee’s knowledge and/or experience in areas such as, but not limited to, the medical, pharmaceutical, biotechnology, biopharmaceutical or life sciences industry, equity and debt capital markets and financial accounting are likely to be considered both in relation to the individual’s qualification to serve on our Board of Directors and the needs of the Board as a whole. Other characteristics, including but not limited to, the director nominee’s material relationships with the Company, time availability, service on other boards of directors and their committees, or any other characteristics which may prove relevant at any given time as determined by the Nominating and Corporate Governance Committee shall be reviewed for purposes of determining a director nominee’s qualification.

Candidates for director nominees are evaluated by the Nominating and Corporate Governance Committee in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee would be considered “independent” under Rule 4200(a)(15) of the NASD, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

The Nominating and Corporate Governance Committee has evaluated and recommended each of the directors currently standing for re-election at the Annual Meeting.

The Board of Directors does not impose term limits or a mandatory retirement age for directors. While it is believed that a director’s knowledge and/or experience can continue to provide benefit to the Board of Directors following a director’s retirement from his or her primary work affiliation, it is recognized that a director’s knowledge of and involvement in ever changing business environments can weaken, and therefore his or her ability to continue to be an active contributor to the Board of Directors shall be reviewed. Upon a director’s change in employment status, he or she is required to notify the Chairman of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee of such change and to offer his or her resignation for review.

Stockholder Nomination Policy

It is our policy to review and consider all candidates for nomination and election as directors who may be suggested by any director or executive officer of the Company. Our policy is also to refer to the Nominating and Corporate Governance Committee for consideration any director candidate recommended by any stockholder if made in accordance with the Company’s charter, bylaws and applicable law. To be considered, a recommendation for director nomination should be submitted in writing to: HemoBioTech, Inc., Nominating and Corporate Governance Committee, Attention: Chief Financial Officer, 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244.

Code of Business Conduct and Ethics and Guidelines on Governance Issues

Our Board has adopted a Code of Business Conduct and Ethics applicable to all officers, directors and employees, a copy of which is available on the Company’s website at www.hemobiotech.com. The Company will provide a copy of this code to any person, without charge, upon request, by writing to the Company at HemoBioTech, Inc., Attention: Chief Financial Officer, 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Business Conduct and Ethics by posting such information on our website at the address specified above.

Communications with the Board

Stockholders may communicate in writing with our Board of Directors, any of its committees, or with any of its non-management directors by sending written communications addressed to: HemoBioTech, Inc., Attention: Chief Financial Officer, 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244. Our Chief Financial Officer will review each communication and will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly hostile, threatening or similarly inappropriate, in which case, the Chief Financial Officer shall discard the communication.

Policies on Reporting Certain Concerns Regarding Accounting and Other Matters

We have adopted policies on the reporting of concerns regarding accounting, internal accounting controls or auditing matters to the Audit Committee. Any person who has a concern regarding accounting, internal accounting controls and auditing controls and auditing matters may submit that concern to: HemoBioTech, Inc., Attention: Chief Financial Officer, 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244. Employees may communicate all concerns regarding accounting, internal accounting controls and auditing matters to the Audit Committee on a confidential and anonymous basis through the Company’s compliance officer: complianceofficer@hemobiotech.com. This e-mail address is checked routinely and any information is recorded and reported to the Audit Committee Chairman.

Board Compensation and Benefits

Retainer, Fees and Expenses. Non-employee directors currently receive retainers in quarterly increments based on an annualized rate of $15,000 a year. On November 17, 2005, the Compensation Committee voted to amend the compensation amounts awarded to directors to $5,000 after the next round of financing resulting in proceeds to the Company of at least $10 million.

Further, we will reimburse our directors for reasonable accommodations, coach travel and other miscellaneous and customary expenses relating to such director’s attendance of Board meetings, payable promptly on submission of actual receipts for such expenses.

No directors currently receive consulting fees from the Company. Directors who are also employees of the Company (currently Dr. Bollon) receive no additional compensation for service on the Board.

Stock Options. On joining the Board, each non-employee director receives an option to purchase 15,000 shares of common stock, which will vest immediately, and will become eligible to receive, at the end of each calendar quarter, an additional option to purchase 5,000 shares of common stock, all of which will vest immediately. The exercise price of these options for our directors owning less than 5% of our common stock will be the fair market value of our common stock as of the last Friday of each quarter and have a term of ten years. For all directors with a 5% or greater ownership in our common stock, the exercise price shall be 110% of the fair market value at the date of grant and the option term will be five years. During the last fiscal year, our non-employee directors received option grants to purchase 87,500 shares of common stock at a range of exercise prices between $1.40 and $2.42 per share.

Director Compensation Table

The following table shows the cash and non-cash compensation for the last fiscal year awarded to or earned by our Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Robert Baron	15,000	25,197	0	40,197
Arthur Bollon, Ph.D.	0	N/A	0	0
Robert Comer, CPA	15,000	25,197	0	40,197
Walter Haeussler	15,000	25,197	0	40,197
Bernhard Mittemeyer, M.D.	15,000	25,197	0	40,197
Ghassan Nino, CPA, CMA	15,000	20,384	0	35,384

(1)
The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our statement of operations for the year 2006. The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note C(3) to our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

(2)
As of December 31, 2006, the non-employee Directors held options to purchase the following numbers of shares of our common stock: Mr. Baron: 45,000; Mr. Comer: 40,000; Mr. Haeussler: 57,152; Dr. Mittemeyer: 77,582; and Mr. Nino: 30,000.

AUDIT COMMITTEE REPORT1

The Audit Committee of the Board of Directors operates under a written charter approved by the Board, which is available on the Company’s website (www.hemobiotech.com). The Audit Committee’s charter specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•	the integrity of the Company’s financial statements;

•	the adequacy of the Company’s system of internal controls;

•	the Company’s compliance with legal and regulatory requirements, in conjunction with the Nominating and Corporate Governance Committee;

1  This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

•	the qualifications and independence of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s independent registered public accounting firm and of the Company’s internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•	supervises the relationship between the Company and its independent registered public accountants, including:

•	having direct responsibility for their appointment, compensation and retention;

•	reviewing the scope of their audit services;

•	approving audit and non-audit services; and

•	confirming the independence of the independent registered public accountants; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company’s internal auditing program.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-l5(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon, as well as expressing an opinion on management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the financial statements, including a discussion of the quality and acceptability of the Company’s financial reporting and controls. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committee). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Robert Comer, Chair
Bernhard Mittemeyer
Robert Baron
Walter Haeussler

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Eisner LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007, and the Board of Directors has further directed that management should submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Eisner LLP has audited the Company’s financial statements since October 2004. A representative of Eisner LLP is expected to be present at the Annual Meeting to make a statement if he or she so desires and to answer any appropriate questions.

Stockholder ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or other governing documents. However, the Board is submitting the appointment of Eisner LLP to the stockholders for ratification as a matter of good corporate governance. Even if the stockholders do ratify the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interest of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Eisner LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

ON BEHALF OF THE AUDIT COMMITTEE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 2.

Independent Registered Public Accounting Firm’s Fees

The following table shows the fees paid or accrued by the Company for audit and other services provided by Eisner LLP, the Company’s independent registered public accounting firm, for the years ended December 31, 2006 and 2005.

Year	Audit Fees (1)	Audit-Related Fees(2)	Tax Fees	All Other Fees	Total Fees
2006	$70,000	$21,500	$0	$3,500	$95,000
2005	$60,000	$25,000	$0	-	$85,000

(1)	“Audit Fees” consist of fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements.

(2)	Audit services provided in connection with other statutory or regulatory filings.

Pre-Approval Policies and Procedures

Applicable SEC rules require the Audit Committee to pre-approve audit and non-audit services provided by our independent registered public accounting firm.

The Audit Committee pre-approves all audit and non-audit services to be performed for the Company by its independent registered public accounting firm. The Audit Committee does not delegate the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to grant pre-approvals of audit services of up to $25,000; provided that any such pre-approvals are required to be presented to the full Audit Committee for ratification at its next scheduled meeting. The Audit Committee has determined that the rendering of the services other than audit services by Eisner LLP is compatible with maintaining Eisner’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of April 23, 2007 (except as noted) regarding the beneficial ownership of our common stock by:

•	each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

•	each of our directors and nominees for director;

•	each of our Named Executive Officers; and

•	all our directors and executive officers as a group.

The number of shares owned and percentage ownership in the following table is based on 18,436,887 shares of common stock outstanding on April 23, 2007. Except as otherwise indicated below, the address of each officer, director and 5% stockholder listed below is c/o HemoBioTech, Inc., 5001 Spring Valley Road, Suite 1040 - West, Dallas, Texas 75244.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 23, 2007. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Nino Partners, LLC 15889 Preston Road, Ste. 2006 Dallas, Texas 75248	1,851,047 (1)	10.0%
Russell Cleveland c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	2,400,000 (2)	13.0%
Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	2,400,000 (2)	13.0%
Renaissance US Growth Investment Trust PLC c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,200,000 (2)	6.5%
US Special Opportunities Trust PLC c/o Renn Capital Group, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,200,000 (2)	6.5%
Renaissance Capital Growth & Income Fund III, Inc. 8080 N. Central Expressway, Suite 210, LB-59 Dallas, Texas 75206	1,200,000 (3)	6.5%
Texas Tech University System 3601 4th Street, BA 112 Lubbock, Texas 79430-6206	814,585 (4)	4.4%
Meyers Associates, L.P. 45 Broadway, 2nd Floor New York, New York 10006	2,512,500 (5)	13.6%
Bruce Meyers 45 Broadway, 2nd Floor New York, New York 10006	2,512,500 (6)	13.6%
Management:
Arthur P. Bollon, Ph.D.	1,846,393 (7)	9.7%
Ghassan Nino, CPA, CMA	3,189,383 (8)	17.3%
Mark J. Rosenblum, CPA	100,963 (9)	*
Mario Feola, M.D.	254,545 (10)	1.4%
Walter Haeussler, J.D.	59,900 (11)	*
Robert Baron	99,254 (12)	*
Bernhard Mittemeyer, M.D.	78,405 (13)	*
Robert Comer, CPA, MBA	45,000 (14)	*
Jan Simoni, Ph.D., DVM	200,813 (15)	1.1%
All Directors, Nominees and Executive Officers as a group (9 persons)	5,657,433 (16)	28.7%
__________________

*	Represents less than 1% of the outstanding shares of our common stock.

(1)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on January 5, 2007. The Schedule 13G was filed on behalf of Ghassan Nino, the Vice Chairman of our Board of Directors, Nino Partners, LLC, a Texas limited liability company (“Nino Partners”). Mr. Nino is the Managing Member of Nino Partners and, as such, has sole voting and dispositive power with respect to the 1,851,047 shares of common stock owned of record by Nino Partners.

(2)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 14, 2007. The Schedule 13G was filed on behalf of US Special Opportunities Trust PLC (“BFS”), Renaissance US Growth Investment Trust PLC (“R US”), RENN Capital Group, Inc. (“Renn”) and Russell Cleveland. Renn is the investment adviser to BFS and the investment manager to R US. Mr. Cleveland is the President and Chief Executive Officer of Renn. As of February 14, 2007, each of BFS and R US was the owner of record and beneficial owner of 1,200,000 shares of common stock. Each of BFS and R US share voting and dispositive power over their respective shares with Renn. Mr. Cleveland may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Renn.

(3)
The indicated ownership is based solely on a Schedule 13G filed with the SEC by Renaissance Capital Growth & Income Fund III, Inc. (“R Growth”) on February 14, 2007. R Growth has sole voting and dispositive power over 1,200,000 shares of common stock.

(4)
Under the terms of the license agreement with Texas Tech, in lieu of receiving royalty payments under the license agreement, we agreed to issue to Texas Tech a payment equal to 5% of our then-authorized capital stock (678,820 shares), subject to anti-dilution protection. On May 2004, TTU agreed to waive its anti-dilution protection in exchange of 135,765 shares of common stock. The Chancellor of Texas Tech University System has sole voting and dispositive power with respect to the shares of our common stock owned by Texas Tech.

(5)
The number of shares of common stock that Meyers Associates, L.P. could be deemed to beneficially own includes: (a) 537,500 shares of our common stock, issued to Meyers Associates, L.P. in connection with our October 2004 private placement; (b) 475,000 shares of common stock issued to Mr. Bruce Meyers, President of Meyers Associates, L.P., as a part of our October, 2004 private placement; and (c) 1,500,000 shares pursuant to the financial consulting services agreement dated September 12, 2006. These shares are subject to forfeiture in the event the consultant fails to achieve certain performance criteria set forth in the agreement. The foregoing does not include the following warrants beneficially owned by Meyers Associates, L.P. because of an agreement by the holders of such warrants to not exercise such warrants until six months after the effectiveness of a registration statement registering the shares underlying such warrants: (x) a warrant to purchase 787,960 shares of our common stock; (y) a warrant to purchase 690,888 shares of our common stock issued to Bruce Meyers, the President of Meyers Associates, L.P., which were issued to Mr. Meyers on the consummation of our October 2004 private placement; and (z) a warrant to purchase 441,180 warrants to Imtiaz Khan, Meyers Associates’, L.P. Vice President.

(6)
The number of shares of common stock that Bruce Meyers, President of Meyers Associates, L.P., could be deemed to beneficially own includes: (a) 475,000 shares of common stock allocated to Mr. Meyers by Meyers Associates. L. P. out of the 1,500,000 shares of common stock that were issued to Meyers Associates, L.P. in the October 2004 private placement; (b) 537,500 shares of our common stock, issued to Meyers Associates, L.P. in connection with our October , 2004 private placement; and (c) 1,500,000 shares pursuant to the financial consulting services agreement dated September 12, 2006. These shares are subject to forfeiture in the event the consultant fails to achieve certain performance criteria set forth in the agreement. As President of Meyers Associates, L.P., Mr. Meyers has voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates, L.P. and issuable on exercise by Meyers Associates, L.P. of the foregoing warrants. The foregoing does not include the following warrants beneficially owned by Bruce Meyers because of an agreement by the holders of such warrants to not exercise such warrants until six months after the effectiveness of a registration statement registering the shares underlying such warrants: (y) a warrant to purchase an aggregate of 690,888 shares of our common stock allocated to Mr. Meyers by Meyers Associates, L.P. out of the 2,382,372 warrants that we issued to Meyers Associates, L.P. in connection with our October 2004 private placement; and (z) warrants to purchase 787,960 shares of our common stock issued to Meyers Associates, L.P. in connection with our October, 2004 private placement.

(7)
Dr. Bollon is the Chairman of the Board, President and Chief Executive Officer. The number of shares of common stock that Dr. Bollon may be deemed to beneficially own includes: (a) 860,502 shares of common stock owned of record by Dr. Bollon; (b) 217,223 shares of common stock owned of record by Biogress LLC (“Biogress”), of which Dr. Bollon is a principal member and founding partner and has 50% voting and dispositive power; (c) options to purchase 651,668 shares of common stock granted on October 31, 2003, directly beneficially owned by Dr. Bollon, all of which vest within 60 days from April 23, 2007; and (d) an aggregate of 117,000 shares of our common stock owned of record by various relatives of Dr. Bollon. Dr. Bollon’s options will expire on October 31, 2008. Dr. Bollon disclaims beneficial ownership of all shares owned of record by each of his relatives listed above, and such shares will be subject to the same rights and restrictions as those shares of common stock beneficially owned by Dr. Bollon.

(8)
Ghassan Nino is the founder and Vice-Chairman of the Board. The number of shares of common stock that Mr. Nino may be deemed to beneficially owned includes: (a) 217,223 shares of common stock owned of record by Biogress, of which Mr. Nino is a principal member and founding partner and has 50% voting and dispositive power; (b) 1,851,047 shares of common stock owned of record by Nino Partners, of which Mr. Nino is Managing Member; (c) 1,086,113 shares of common stock owned of record by Mr. Nino; (d) options to purchase 35,000 shares of common stock, granted to Mr. Nino between December 29, 2004 and March 30, 2007 (all of which vest immediately on issuance). Mr. Nino’s options have a five year term and were issued at a price 110% above the fair market value of the share price on the date of grant.

(9)
Mr. Rosenblum is our Chief Financial Officer and Secretary. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own includes: (a) Mr. Rosenblum purchased 2,000 shares of common stock on November 21, 2005; (b) options to purchase 40,632 shares of common stock granted to Mr. Rosenblum on April 1, 2005; (c) options to purchase 17,705 shares of common stock granted to Mr. Rosenblum on March 31, 2006; (d) options to purchase 40,626 shares of common stock granted to Mr. Rosenblum on March 30, 2007. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own does not include unvested options to purchase 34,368, 7,295 and 34,374 shares of common stock from the 2005, 2006 and 2007 option grants, respectively. All option grants to Mr. Rosenblum have a ten year term.

(10)
Dr. Feola is a co-inventor of HemoTech and is our Chief Medical Officer. The number of shares of common stock that Dr. Feola may be deemed to beneficially own includes options to purchase 254,545 shares of common stock granted to Dr. Feola on December 15, 2003. The number of shares of common stock beneficially owned by Dr. Feola does not include unvested options to purchase 16,983 shares of common stock. The options will expire on December 14, 2013.

(11)
Walter Haeussler is a director. The number of shares of common stock Mr. Haeussler may be deemed to beneficially own includes: (a) options to purchase 24,900 shares of common stock granted to Mr. Haeussler on October 31, 2003; (b) options to purchase 35,000 shares of common stock, granted to Mr. Haeussler between December 31, 2004 and March 30, 2007. The number of shares of common stock beneficially owned by Mr. Haeussler does not include unvested options to purchase 2,252 shares of common stock, granted to Mr. Haeussler on October 31, 2003. All option grants to Mr. Haeussler have a ten year term.

(12)
Robert Baron is a director. The number of shares of common stock Mr. Baron may be deemed to beneficially own includes: (a) 49,254 shares of common stock; (b) options to purchase 50,000 shares of common stock granted to Mr. Baron between November 11, 2004 and March 30, 2007, all of which vest immediately upon issuance. All option grants to Mr. Baron have a ten year term.

(13)
Bernhard Mittemeyer is a director. The number of shares of common stock Dr. Mittemeyer may be deemed to beneficially own includes: (a) options to purchase 24,900 shares of common stock granted to Dr. Mittemeyer on October 31, 2003; (b) options to purchase 3,505 shares of common stock, granted to Dr. Mittemeyer on November 4, 2004; (c) options to purchase 50,000 shares of common stock, granted to Dr. Mittemeyer between December 29, 2004 through March 30, 2007. The number of shares of common stock beneficially owned by Dr. Mittemeyer does not include unvested options to purchase 2,252 and 1,925 shares of common stock from the 2003 and 2004 option grants, respectively. All option grants to Dr. Mittemeyer have a ten year term.

(14)
Mr. Comer is a director. The number of shares of common stock that Mr. Comer may be deemed to beneficially own includes: (a) options to purchase 45,000 shares of common stock granted to Mr. Comer between April 6, 2005 through March 30, 2007 (which were fully vested and immediately exercisable on issuance). All option grants to Mr. Comer have a ten year term.

(15)
Dr. Simoni is a co-inventor of HemoTech and is our Acting Vice President and Principal Investigator of Research and Development since November, 2002. On July 13, 2005, the company entered into an Advisory agreement with Dr. Simoni. The agreement provides for non-qualified stock options to purchase 271,528 shares of common stock. The number of shares of common stock that Dr. Simoni may be deemed to beneficially own includes options to purchase 200,813 shares of common stock. The number of shares of common stock beneficially owned by Dr. Simoni does not include unvested options to purchase 70,715 shares of common stock. The option grant to Dr. Simoni has a ten year term.

(16)
For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and the holders of greater than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish us with copies of these reports. Based solely on a review of the copies of these reports furnished to us and written representations from such executive officers, directors and stockholders with respect to the period from January 1, 2006 through December 31, 2006, we are aware of the following reports that were not filed on a timely basis: (1) Form 4’s filed on April 25, 2006 relating to March 31, 2006 option grants to Messrs. Nino, Mittemeyer, Haeussler, Comer, Baron and Rosenblum; (2) a Form 3 for Dr. Jan Simoni filed on February 10, 2006 relating to an option grant on July 13, 2005; (3) Form 3’s for Bruce Meyers and Meyers Associates, L.P. filed on February 9, 2006 relating to shares and warrants acquired on May 31, 2005; and (4) a Form 3 filed by Dr. Mario Feola on January 30, 2006 relating to options granted on May 13, 2005. We are not aware of any other required Section 16(a) reports that were not filed on a timely basis.

MANAGEMENT

Executive Officers

The following table shows the positions held by our executive officers, and their ages, as of April 20, 2007.

Name	Age	Position
Arthur P. Bollon, Ph.D.	64	Chairman of the Board of Directors, President and Chief Executive Officer

Mark J. Rosenblum, CPA	53	Chief Financial Officer and Secretary

Mario Feola, M.D.	80	Chief Medical Officer

Jan Simoni, PhD., DVM	56	Acting Vice President and Principal Investigator of Research and Development and Advisor

Arthur P. Bollon has served on a full-time basis as our Chairman of the Board, President and Chief Executive Officer since April 8, 2003. Dr. Bollon has over 25 years experience in biotechnology as an executive, scientist and entrepreneur. He serves on the Advisory Board of the Institute of Biological Sciences and Technology at the University of Texas at Dallas and in 2003 he co-founded Biogress, LLC, a biotechnology service company. Between 1991-2002, Dr. Bollon was Chairman, President & Chief Executive Officer of Cytoclonal Pharmaceutics, a publicly traded biotechnology company which he co-founded in 1991. Cytoclonal Pharmaceutics completed an initial public offering in 1995. In 1987, Dr. Bollon was a founder of Wadley Biosciences Inc./Lymphokine Partners, a partnership between Wadley Cancer Center and Philips Petroleum. Between 1987 and 1990, Dr. Bollon was Chairman and CEO of the Wadley Biosciences Inc. Between 1979 and 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center. Between 1972 and 1979, Dr. Bollon served as an Assistant Professor at the University of Texas Health Science Center in Dallas. He has also served as Adjunct Professor at the University of Texas at Dallas. He received his Ph.D. in Molecular Genetics from Rutgers University and was a Post Doctorate Fellow at Yale University.

Mark J. Rosenblum joined the Company as our Chief Financial Officer on April 1, 2005 and became Secretary on April 6, 2005. Between 1996 and 2003, Mr. Rosenblum was the Chief Accounting Officer, Vice President and Controller at Wellman, Inc., a public chemical manufacturer. Between 1990 and 1996, he was Vice President and Controller of Wellman, and between 1985 and 1990, Mr. Rosenblum was Corporate Controller of Wellman. Before joining Wellman in 1985, Mr. Rosenblum served as Plant Controller for Celanese Corp., a public chemical manufacturer. He was previously a staff accountant at Haskins & Sells (now Deloitte & Touche) between 1977 and 1980. Mr. Rosenblum received his Masters of Accountancy and his B.S. degree in Accounting from the University of South Carolina. Mr. Rosenblum is a certified public accountant.

Mario Feola is a co-inventor of HemoTech and has been our full-time Chief Medical Officer since November 1, 2004. From December 14, 2003 through October 31, 2004, Dr. Feola served as our Chief Medical Officer on a part-time basis. Between 1994 and 2004, Dr. Feola served as the Chief of Surgery at the Veteran's Affairs Hospital in Amarillo, Texas and since 1977, Dr. Feola has served as a Professor of Surgery at Texas Tech. Dr. Feola has authored or co-authored more than 100 papers, book chapters and research abstracts. Dr. Feola has been a speaker at many national and international blood substitute conferences and is a member of numerous scientific and professional organizations. He received his M.D. degree from the University of Naples, Italy.

Jan Simoni is a co-inventor of HemoTech and has served as our Acting Vice President and Principal Investigator of Research and Development since November 2002. On July 13, 2005, the Company entered into an advisory agreement with Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second-generation blood substitute, HemoTech. Since 1993, Dr. Simoni has also served as the Blood Substitute Group Leader and an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech. Since 2004, he holds a joint appointment as an Associate Research Professor in the Department of Internal Medicine, being involved in the cardiology and nephrology fellows education process. Between 1990 and 2002, Dr. Simoni served as an Assistant Professor of Research in the Department of Surgery at Texas Tech. Between 1985 and 1990, Dr. Simoni was a Research Instructor in the Department of Surgery at Texas Tech. Previously, Dr. Simoni served as a Research Scientist and Senior Lecturer in the Department of Pathophysiology at Wroclaw University of Environmental and Life Sciences. Dr. Simoni is the author or co-author of more than 250 scientific publications including 75 papers, 145 abstracts and several book chapters and patents. He was an invited speaker at many national and international blood substitute conferences and has chaired many sessions. Dr. Simoni is a member of a number of scientific and professional organizations, including the National Research Honor Society, the American Society for Artificial Internal Organs (ASAIO), and the International Society for Artificial Cells, Blood Substitutes and Immobilization Biotechnology and the American Veterinary Medical Association. Dr. Simoni is an Editorial Board member of the ASAIO Journal and a reviewer for the Journal of Pharmacology and Experimental Therapeutics, Pharmacological Biochemistry, ASAIO Journal, Nature Biotechnology and Oncogene. Dr. Simoni received his veterinary medical degree (D.V.M.) and doctoral degree (Ph.D.) from Wroclaw University of Environmental and Life Sciences. Dr. Simoni is compensated directly by Texas Tech in accordance with the terms of our sponsored research agreement with Texas Tech, for which the Company reimburses Texas Tech.

There are no family relationships among our executive officers and directors. No executive officer has been a general partner or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No executive officer has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No executive officer has been found by a court to have violated a federal or state securities or commodities law.

Consultants and Advisors

The Company utilizes various consultants and advisors for research, development and testing of its technologies and products. The Company periodically confers with such consultants and advisors as necessary to discuss research, development and testing strategies and specific details of certain projects. Certain of the listed consultants and advisors have entered into agreements specifying the terms and scope of their individual advisory relationship with the Company. The Company does not believe that termination of any individual consulting or advisory agreement would materially affect its business. None of the consultants or advisors are employed by the Company and, therefore, may have commitments to, or consulting or advisory contracts with, other entities which may compete with their obligations to the Company. The Company's consultants and advisors are as follows:

Frederick Frank, Business Advisory Director. Mr. Frank has served as a member of our Business Advisory Board since November 14, 2003. Mr. Frank has been with Lehman Brothers for 37 years and was named to his current position of Vice Chairman in 1996. Before that, Mr. Frank was associated with Smith Barney where he was Vice President, Co-Director of Research, and a Director. During his 48 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He serves on the board of directors of several companies, including Pharmaceutical Product Development, Inc., EPIX Pharmaceuticals and eSoft Inc. Mr. Frank is Chairman of the National Genetics Foundation and Chairman of the Irvington Institute for Immunological Research. He is a former Director and Trustee of Salk Institute. He serves on the Advisory Boards for Yale School of Organization and Management, Johns Hopkins Bloomberg School of Public Health, the Massachusetts Institute of Technology Center of Biomedical Innovation and the Harvard School of Public Health. He is a graduate of Yale University and received an M.B.A. from Stanford University.

Lt. General Ronald R. Blanck, D.O., (U.S. Army, Retired), Scientific Advisor. Dr. Blanck has served as one of our Scientific Advisors since November 4, 2003. Since 2000, Dr. Blanck has served as the President of the University of North Texas Health Science Center at Fort Worth. Between 1968 and 2000, Dr. Blanck served as the U.S. Army Surgeon General. Dr. Blanck also serves as a member of the Board of Directors of Carrington Laboratories, Inc., a public research based biopharmaceutical, medical device, raw materials and nutraceutical company that is engaged in the development, manufacturing and marketing of naturally-derived complex carbohydrates and other natural product therapeutics for the treatment of major illnesses, the dressing and management of wounds and nutritional supplements. Dr. Blanck's military honors include Distinguished Service Medals, the Defense Superior Service Medal, the Legion of Merit, the Bronze Star and Meritorious Service and Army Commendation Medals. Dr. Blanck is a graduate of the Philadelphia College of Osteopathic Medicine.

G. Tom Shires, M.D., FACS, Scientific Advisor. Dr. Shires has served as one of our Scientific Advisors since December 2003. Since 1997, Dr. Shires has served as Professor of Surgery at the University of Nevada School of Medicine. Between 1991 and 1997, Dr. Shires was Chairman of Surgery at Texas Tech University Health Sciences Center. Between 1975 and 1991, he served as Chairman of Surgery at Cornell University Medical College and was previously Chairman of Surgery at the University of Washington School of Medicine from 1974 to 1975 and Chairman of Surgery at University of Texas Southwestern Medical School from 1960 to 1974. Dr. Shires received his M.D. from the University of Texas Southwestern Medical School.

Lawrence Helson, M.D., FAAP, Scientific Advisor. Dr. Helson has served as one of our Scientific Advisors since October 2004. Since 2001, Dr. Helson has been a Vice President Clinical Affairs and Bioresearch for Napro Biotherapeutics Inc. Since 2003, Dr. Helson has been a consultant with Meyers Associates, L.P.. From 1974 to 1986, Dr. Helson was an Associate Professor of Pediatrics at Cornell University Medical School. From 1972 to 1984, Dr. Helson was an Assistant Member, and from 1984 to 1986 an Associate Member, of Memorial Sloan Kettering Cancer Center. Dr. Helson received his M.D. degree from the University of Geneva School of Medicine.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain summary information for the year indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the other most highly compensated executive officers of HemoBioTech. We refer to these executive officers in this proxy statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Arthur P. Bollon, Ph.D., Chairman of the Board, Chief Executive Officer & President	2006	203,144	5,568	53,188	0	261,900
Mark J. Rosenblum, C.P.A., Chief Financial Officer & Secretary	2006	170,721	42,219	41,688	0	254,628
Mario Feola, M.D., Chief Medical Officer	2006	78,461	3,072	--	0	81,533
Jan Simoni, Ph.D., DVM, Acting Vice President and Principal Investigator of Research and Development	2006	52,471	37,000	--	0	89,471

Footnotes

(1)
The amounts in this column are calculated based on FAS 123(R) and equal the financial statement compensation cost for stock option awards as recognized in our statement of operations for the year 2006. The compensation cost is based on the fair value of the stock option grants as estimated using the Black-Scholes option pricing model. The assumptions used to estimate fair value are discussed in Note C(3) to our consolidated financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 2006.

(2)
We awarded bonuses to the Named Executive Officers based on our achievement of certain performance targets and the Executive Officers’ employment agreements. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column.

Stock Option Grants and Exercises

The Company may grant options to its executive officers under the Amended and Restated 2003 Stock Option/Stock Issuance Plan (the “Plan”). As of April 23, 2007, options to purchase a total of 1,794,275 shares were outstanding under the Plan and options to purchase 1,334,893 shares remained available for grant under the Plan. Generally, the exercise price per share for the options granted under the Plan will not be less than the fair market value of the stock on the date of grant.

Our Compensation Committee administers the Plan. Subject to the terms of the Plan, the Compensation Committee determines the recipients, the number and type of stock options to be granted, the exercise price and the terms and conditions of the stock options.

Outstanding Equity Awards at Fiscal Year End

The following table shows information regarding grants of stock options held by our Named Executive Officers at December 31, 2006. We have never granted any stock appreciation rights.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Arthur P. Bollon, Ph.D.	615,434(1)	36,234.20		October 31, 2008
Mark J. Rosenblum, C.P.A	31,254(2)	43,746.85		April 1, 2015
	15,623(3)	9,377	2.20	March 31, 2016
Mario Feola, M.D.	237,577(4)	33,951.18		December 15, 2013
Jan Simoni, Ph.D., DVM	183,845(5)	87,683.18		July 13, 2015

Footnotes

(1)	Granted on October 31, 2003, these options currently vest at the rate of 9,050 options per month.

(2)	Granted on April 1, 2005, these options currently vest at the rate of 1,563 options per month.

(3)	Granted on March 31, 2006, these options currently vest at the rate of 347 options per month.

(4)	Granted on December 15, 2003, these options currently vest at the rate of 2,828 options per month.

(5)	Granted on July 13, 2005, these options currently vest at the rate of 2,828 options per month.

Other Benefits

We offer medical insurance for all of our employees. The cost to the Company for providing these benefits in 2006 for our Named Executive Officers was approximately $38,300.

The Company does not presently sponsor a defined contribution 401(k) savings plan for its employees and does not maintain any other retirement or pension plan for its employees.

Change in Control Arrangements

Our 2003 Plan provides that each grant may provide for the earlier exercise of an option right in the event of a "Change-in-Control" or similar event. For this purpose, a "Change-in-Control" includes (1) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company's outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction; (2) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets; or (3) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities from a person or persons other than the Company. Following specified Change-in-Control transactions, the vesting and exercise of specified equity awards generally will be accelerated only if the awardee's award agreement so specifies. The standard form of stock option agreement provides for the option to become fully vested and exercisable immediately prior to the effective date of a Change-in-Control; provided that the option will not become exercisable on an accelerated basis if and to the extent: (i) the option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change-in-Control transaction or (ii) the option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares covered by the option at the time of the Change-in-Control and provides for the subsequent payout of that spread no later than the time the option shares would have otherwise become exercisable.

Our employment agreements with our Named Executive Officers contain provisions triggered by a change in control. See "Employment Agreements and Other Arrangements" below.

Employment Agreements and Other Arrangements

Employment Agreement with Arthur P. Bollon. On October 6, 2003, we entered into an amended employment agreement with Dr. Bollon, under which Dr. Bollon agreed to serve as our Chairman of the Board, President and Chief Executive Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Dr. Bollon an annual base salary of $265,000 plus annual cost-of-living increases and health benefits. The parties agreed that payment of Dr. Bollon's base salary and benefits would be deferred until such time as the Company raised at least $4.0 million. On July 15, 2004, Dr. Bollon agreed to forgive all deferred compensation and benefits accrued and owing as of October 13, 2004, the date of the closing of the minimum offering of our private placement financing. Commencing as of October 13, 2004 and through such time as we complete a subsequent financing of $10.0 million, Dr. Bollon has agreed to an adjusted base salary at the rate of $150,000 per annum, payable in accordance with his employment agreement. In addition to Dr. Bollon's base salary and benefits package agreed to in October 2003, we granted to Dr. Bollon an option to purchase 651,668 shares of our common stock at an exercise price of $.20, all of which are fully vested and exercisable as of April 23, 2007.

On January 3, 2005, the Company and Dr. Bollon agreed to extend the term of his employment to October 6, 2007. Under an amendment to Dr. Bollon's employment agreement, dated April 6, 2005, we agreed that following our consummation of equity and bank financings having gross proceeds to us of at least $10.0 million, Dr. Bollon's base salary will be increased and Dr. Bollon will be entitled to receive an annual bonus equal to 25% of his then-effective base salary. In the event Dr. Bollon's employment with us is terminated other than voluntarily by Dr. Bollon or for "just cause", Dr. Bollon will be entitled to receive a pro rated portion of the bonus that would otherwise have been due. Further, we agreed that, on the consummation of such a $10.0 million financing, Dr. Bollon will be entitled to receive a onetime bonus in the amount of $52,500 and the term of his employment will be extended to the three-year anniversary of the closing date of such $10.0 million financing. Effective November 17, 2005, the agreement was further amended to provide an increased current base salary and extension of the employment agreement to October 6, 2008. In May 2006, Dr. Bollon’s salary was further increased and his employment agreement was extended through October 6, 2009.

Dr. Bollon's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties, (3) the voluntary termination of Dr. Bollon other than as a result of a Constructive Termination Event (as defined below), (4) Dr. Bollon's death or disability, and (5) termination of Dr. Bollon for cause. In the event of Dr. Bollon's voluntary termination or on termination for cause, Dr. Bollon will not be entitled to receive any Severance Payment (as defined in the employment agreement) and will be entitled to receive only his base salary through the effective date of termination. In the event of Dr. Bollon's termination without cause (i.e., following a Constructive Termination Event, as defined in the employment agreement, or on Dr. Bollon's death) or as a result of a disability, Dr. Bollon will be entitled to receive severance payments of equal monthly installments of his then base salary for a minimum of six and a maximum of twelve months salary.

As partial consideration for his base salary, Dr. Bollon agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Dr. Bollon would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Dr. Bollon agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, under the terms of Dr. Bollon's employment agreement and a Technology Assignment Agreement dated October 31, 2003, Dr. Bollon agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes. Finally, under the terms of Dr. Bollon's employment agreement and a confidentiality, proprietary information and inventions agreement, dated October 31, 2003, Dr. Bollon agreed not to use or disclose any of our confidential information or trade secrets at any time.

Employment Agreement with Mark J. Rosenblum. On April 1, 2005, we entered into an employment agreement with Mr. Rosenblum, under which Mr. Rosenblum agreed to serve as our Chief Financial Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Mr. Rosenblum an annual base salary plus annual cost-of-living increases and customary benefits including health insurance and relocation expenses. At the end of each fiscal year during the term of his employment agreement, Mr. Rosenblum will receive a bonus equal to 25% of his then-effective base salary.

In addition, the agreement states that on completion of each year of service, Mr. Rosenblum will be entitled to receive an additional option to purchase 25,000 shares of our common stock, which will be granted on the anniversary of his employment agreement, at an exercise price equal to the fair market value of our common stock at such time.

Mr. Rosenblum's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties, (3) the voluntary termination of Mr. Rosenblum other than as a result of a Constructive Termination Event (as defined above), (4) Mr. Rosenblum's death or disability, and (5) termination of Mr. Rosenblum's employment for cause. In the event of Mr. Rosenblum's voluntary termination or on termination for cause, Mr. Rosenblum will not be entitled to receive any severance payment and will be entitled to receive only his base salary through the effective date of termination. In the event of Mr. Rosenblum's termination without cause (i.e., following a constructive termination event or on Mr. Rosenblum's death) or as a result of a disability, Mr. Rosenblum will be entitled to receive severance payments of equal monthly installments of his then base salary for a minimum of six and a maximum of twelve months salary.

As partial consideration for his base salary, Mr. Rosenblum agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Mr. Rosenblum would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Mr. Rosenblum agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, Mr. Rosenblum agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes that he conceives of in the course of his employment with us. Finally, Mr. Rosenblum agreed not to use or disclose any of our confidential information or trade secrets at any time.

Employment Agreement with Mario Feola. On December 14, 2003, we entered into an employment agreement, under which Dr. Feola agreed to serve as our Chief Medical Officer. Dr. Feola is a co-inventor of our product, HemoTech. The agreement called for an initial base salary and included an option grant in the amount of 271,528 options. The agreement was amended on July 15, 2004 to state that Dr. Feola would act as a part-time Chief Medical Officer until such time as the private placement was consummated. Dr. Feola has been our full-time Chief Medical Officer since October 27, 2004.

Arrangement with Dr. Jan Simoni. Dr. Simoni has served as our Acting Vice President and Principal Investigator of Research and development since 2002, through a Sponsored Research Agreement with Texas Tech Health Sciences Center, where he is employed, and an Advisor since July, 2005. Since 1993, Dr. Simoni has served as the Blood Substitute Group Leader at Texas Tech and is an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech.

On July 13, 2005, the Company entered into an advisory agreement with Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech. The agreement provides for 271,528 non-qualified stock options to purchase shares of our common stock.

Arrangement with Ghassan Nino. Mr. Nino is a founder of the company and served as interim Chief Executive Officer and as a part-time Chief Financial Officer during 2002 and 2003. He has served as Vice Chairman since October 6, 2003. On October 6, 2003, we entered into an employment agreement with Ghassan Nino, under which Mr. Nino agreed to serve as our Vice Chairman and as Chief Financial Officer, on a part time basis, for an initial term of three years. The parties agreed that payment of Mr. Nino's base salary and benefits would be deferred until such time as we raised at least $4.0 million. In July 2004 Mr. Nino resigned as an employee and officer of the Company and agreed under the terms of a deferred compensation forbearance agreement between the Company and Mr. Nino, dated as of July 15, 2004, to forgive all deferred compensation and benefits accrued and owing as of October 13, 2004. Mr. Nino continues to serve as Vice-Chairman of our Board of Directors.

Confidentiality and Indemnification Agreements

In connection with their respective employment, consulting and advisory agreements, each of the foregoing individuals have either entered into separate confidentiality, proprietary information and inventions agreements or else such confidentiality provisions were contained in each individual's employment, consulting or advisory agreement. In addition, we have entered into indemnification agreements with each of Mr. Nino, Dr. Bollon, Mr. Haeussler, Mr. Baron, Dr. Mittemeyer, Mr. Rosenblum and Mr. Comer under which we have agreed to indemnify each of such individuals from and against all claims that may be brought against them as a result of their position as an executive officer or member of our Board of Directors.

Limitation of Liability and Indemnification Matters

Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission damages. Our certificate of incorporation requires us to indemnify and advance expenses to our directors to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. Our certificate of incorporation provides that we may indemnify and advance expenses to any officer, employee or agent of the Company or any other person that we are permitted to indemnify under Delaware law.

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

•
conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish.

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

On October 31, 2003, we entered into a stockholders’ agreement with each of Texas Tech, Dr. Bollon, Mr. Nino, Biogress and Nino Partners, under which we granted to each of such stockholders a right of first offer with respect to all future sales of any shares of our common stock or our convertible securities. Each of these stockholders waived their right of first offer with respect to our October 2004 private placement. In addition, we granted each such stockholder “piggyback registration rights” in connection with any proposed registration of shares of our common stock (other than in an initial public offering).

Placement Agent Note

Prior to the commencement of our October 2004 private placement, Meyers Associates, L.P., the placement agent in connection with our October 2004 private placement, issued to us a promissory note in the principal amount of $30,000 in exchange for our issuance to Meyers Associates, L.P. of 3,000,000 shares of our common stock, which number of shares was equal to 30% of our capitalization immediately prior to the completion of our October 2004 private placement. We agreed to sell shares to Meyers Associates, L.P. in exchange for the promissory note in order to induce Meyers Associates, L.P. to serve as our placement agent in our October 2004 private placement and in certain possible future offerings.

In accordance with the terms of the promissory note, such 3,000,000 shares were treated as follows:

(A) 1,500,000 of such shares, or 50%, have vested and have been issued to Meyers Associates, L.P., and $15,000 principal amount of the promissory note, plus accrued interest thereon, has been paid as part of the private placement on October 13, 2004. Meyers Associates, L.P. subsequently allocated 900,000 of these shares to itself, 375,000 of these shares to Bruce Meyers, Meyers Associates’, L.P. President, 225,000 of these shares to Imtiaz Khan, Meyers Associates’, L.P. Vice President). In a letter dated February 6, 2006, Meyers Associates, L.P. further allocated its 900,000 shares as follows: (i) 537,500 to itself; (ii) 100,000 to Bruce Meyers, Meyers Associates, L.P. President; (iii) 100,000 to Imtiaz Khan, Meyers Associates, L.P. Vice President; (iv) 162,500 to individuals not affiliated with Meyers Associates, L.P.

(B) The additional 1,500,000 shares were subject to forfeiture subject to a follow-on offering totaling $8,000,000 before May 13, 2006. Since no follow-on offering was completed prior to May 13, 2006, these 1,500,000 shares did not vest to Meyers Associates, L.P. and were forfeited.

Issuance of Warrant to Meyers Associates, L.P.

In connection with our October 2004 private placement, we also issued to Meyers Associates, L.P. a warrant to purchase up to an aggregate of 2,382,372 shares of our common stock at an exercise price of $0.90 per share, which we issued to Meyers Associates, L.P. on the consummation of our October 2004 private placement in partial payment of placement agent services rendered to us in connection with our October 2004 private placement. According to a letter from Meyers Associates, L.P., dated December 27, 2004, but not received by us until after January 18, 2005, and a letter dated February 2005, however, Meyers Associates, L.P. allocated these warrants to certain parties for consulting, assisting or selling the October 2004 Private Placement. During December 2005, Meyers Associates, L.P. further allocated its warrants. As of April 20, 2006, this warrant information is as follows:

•
787,960 of these warrants to itself. As the President of Meyers Associates, L.P., Bruce Meyers holds the voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates, L.P.;

•	690,888 of these warrants to Mr. Meyers, Meyers Associates’, L.P. President;

•	441,180 of these warrants to Imtiaz Khan, Meyers Associates’, L.P. Vice President;

•	44,118 warrants to Dr. Lawrence Helson, one of our consultants and a consultant to Meyers Associates, L.P. during our October 2004 private placement;

•
19,411 warrants to Michael Hamblett, an affiliate of Starboard Capital Markets, LLC, a registered broker-dealer and member of the selling group that assisted Meyers Associates, L.P. in our October 2004 private placement;

•
97,059 warrants to Max Communications, Inc., a member of the selling group that assisted Meyers Associates, L.P. in our October 2004 private placement. As the President of Max Communications, Inc., Richard Molinsky holds the voting and dispositive power with respect to the shares of our common stock issuable to Max Communications on exercise of these warrants;

•
8,824 warrants to Starboard Capital Markets, LLC, a registered broker-dealer and member of the selling group that assisted Meyers Associates, L.P. in our October 2004 private placement. As the Managing Director of Starboard Capital, James Dotzam holds the voting and dispositive power with respect to the shares of our common stock issuable to Starboard Capital on exercise of these warrants; and

•	the remainder to certain other officers, employees and affiliates of Meyers Associates, L.P., all of whom are individuals.

Stock Issuance to Meyers Associates, L.P.

On September 12, 2006, the Company entered into a three year agreement with Meyers Associates, L.P. for consulting services related to corporate finance and other financial services. The services shall include assisting the Company in evaluating and negotiating particular contracts or transactions, if requested to do so by the Company and to raise for the Company its next financing of up to $10 million with a minimum of $6 million in the next 18 months from the date of the agreement. As compensation for such services, the Company agreed to issue 1,500,000 shares of its common stock. The shares are subject to forfeiture in the event that the consultant fails to achieve certain performance criteria set forth in the agreement. In addition, the agreement provides for a fee if the financial advisor acts as a finder or financial consultant in various business transactions in which the Company may be involved such as mergers, acquisitions or joint ventures during the term of the agreement. The forfeiture does not apply to 500,000 shares after one year unless the agreement is cancelled by the Company for non-performance. Meyers Associates, L.P. will also have an exclusive right of first refusal for all future public offerings or private placement financings (whether debt and/or equity) proposed to be undertaken by the Company for 36 months from the execution of this agreement.

Audit Committee Related Party Transaction Policy

Our Audit Committee adopted a Related Party Transactions Policy on May 3, 2006. Under such policy, any proposed transaction between the Company and (i) any person who is an officer or director of the Company or (ii) any person or entity that is a “Related Party” to a person who is an officer or director of the Company shall be prohibited, unless the Audit Committee shall determine in advance of the Company entering into any such transaction that there is a compelling business reason to enter into such a transaction, in accordance with the guidance set forth in the policy.

For these purposes, a “Related Party” is (i) a person who is an immediate family member of an officer or director or a spouse of an officer or director or someone else who is related by blood to either an officer or director or spouse of an officer or director; or (ii) an entity which is owned or controlled by an officer or director or a spouse or other immediate family member of an officer or director or an entity in which an officer or director, any spouse of an officer or director or any other immediate family of an officer or director or spouse of an officer or director is deemed to have a substantial ownership interest or control of such entity by virtue of such person owning more than 20% of such entity. Additionally, a “Related Party” may be a person or entity that proposes to enter into a transaction with the Company if the Audit Committee finds that such transaction would violate Item 404 of Regulation S-B.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should properly come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

/s/ Mark J. Rosenblum
Mark J. Rosenblum
Chief Financial Officer and Secretary
Dallas, Texas
April 26, 2007

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          PROXY                      PROXY

HEMOBIOTECH, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF HEMOBIOTECH, INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 7, 2007

The undersigned stockholder of HemoBioTech, Inc. (the "Company"), hereby appoints Arthur P. Bollon and Mark J. Rosenblum, or any of them, voting singly in the absence of the others, as his/her/its attorney(s) and proxy(ies), with full power of substitution and revocation, to vote, as designated on the reverse side, all of the shares of Common Stock, that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Westin Galleria Dallas, Collin Room, 13340 Dallas Parkway, Dallas, TX 75240 at 9:00 a.m. (local time), on June 7, 2007, or any adjournment or adjournments thereof, in accordance with the instructions provided herewith. Any and all proxies heretofore given are hereby revoked.

(Continued, and to be marked, dated and signed, on the other side)

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PROXY BY MAIL	Please mark your votes like this ☒
THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

1.	The election of six directors to serve as the Board of Directors until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (the “Director Proposal”);

FOR all nominees listed below (except as marked to the contrary): ☐

WITHHOLD AUTHORITY to vote for all nominees listed below: ☐

Nominees Name:

Arthur P. Bollon, PhD
Robert Baron
Robert Comer, CPA, MBA
Walter Haeussler, JD
Bernhard Mittemeyer, MD
Ghassan Nino, CPA, CMA

(INSTRUCTION: To withhold authority to vote for one or more than one individual nominee, write that nominee’s name(s) in the space provided below.)

2.	To ratify and appointment of Eisner LLP as the Company's independent registered accounting firm for the fiscal year ending December 31, 2007;

FOR ☐      AGAINST ☐      ABSTAIN ☐

3.	To conduct such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

COMPANY ID:

PROXY NUMBER:

 ACCOUNT NUMBER:

Signature____________________________________     Signature_________________________________           Date_____________________
(Please date this proxy and sign your name as it appears on the stock certificates. Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.)
Please mark, sign, date and mail this Proxy promptly.